Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Latin America Ltd.:
We consent to the use of our report dated February 14, 2018, with respect to the consolidated balance sheets of Liberty Latin America Ltd. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes and financial statement schedules I and II (collectively, the “consolidated financial statements”), incorporated herein by reference.
/s/ KPMG LLP
Denver, CO
February 27, 2018